Exhibit 10.18

Purchase Order for

Software Commissioned Development

Project name: Secondary development project for the Online Trading Computer IT System of Hongkong Takung Assets and Equity of Artworks Exchange Co., Ltd.

Commissioning party: Hongkong Takung Assets and Equity of Artworks Exchange Co., Ltd.

Commissioned party: Shenzhen Qianrong Culture Investment and Development Co., Ltd.

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Purchase Order for Software Commissioned Development

In accordance with the relevant provisions of the Cooperation Agreement No.[2014003] between Hongkong Takung Assets and Equity of Artworks Exchange Co., Ltd. (Party A) and Shenzhen Qianrong Culture Investment and Development Co., Ltd. (Party B), Party A hereby engage Party B to choose and hire qualified developer(s) to carry out secondary development on top top of Party A’s “Online Trading Computer IT System” that has already been launched, so as to meet the need of business development of Party A. This Purchase Order is therefore signed and issued.

1. Contents, format and requirements of this Project

(1) Under this Project, Party A requires to develop new business functions on top of Party A’s “Online Trading Computer IT System” that has already been launched to meet the need of business development of Party A

(2) The name, prices and other matters of the new business functions to be developed as requested by Party A are set out in the table below:

No.	Module and functions	Unit price (in 10 thousand HK$)
(1)	Separation of operation systems: including separating the unit trading system and registration & settlement system; add RMB as settlement currency; provide investors with exchange rate inquiry service; carry out periodic system optimization;	150
(2)	Upgrade of monthly-paid commission business: monthly-paid commission plan to be applicable to certain investors.	50

Note: The above is a summary of specifications only, details are set out in the Appendix.

2. Technical standards and parameters that the software system should achieve

(1) Details of the technical standards and parameters that the function designs of the software system should achieve are set out in the attached “Specification of Demands”.

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(2) The function setting and security design of the software system shall comply with the industry regulations and requirements.

3. Basic scope of work of the developer:

i. Development, testing, installation, tuning and delivery of the software products under this Project;

ii. Modification based on the comments of Party A during the development;

iii. Training of operators and technical staff of Party A;

iv. Consultation on daily use and daily maintenance of software system during the warranty period.

4. Payment and settlement methods:

(1) Consideration of this Purchase Order: HK$2,000,000.00.

(2) Payment method of consideration and deadline:

Upon taking effect of this Purchase Order, 50% of the consideration (equal to HK$1,000,000.00) shall be paid as advanced payment.

The remaining 50% of the consideration (equal to HK$1,000,000.00) shall be paid after the systems go online and are checked and accepted.

5. Time, place and method of performance:

(1) Development shall commence upon taking effect of this Purchase Order;

(2) Upon completion of development and project testing, professional engineer shall be sent to Party A’s designated machine room for on-site installation and testing.

6. Deliverables and criteria for acceptance:

(1) Deliverables

Party B shall deliver all software under this Project, and deliver the original source codes of the software at the same time.

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(2) Criteria for acceptance

The criteria for acceptance of the software system is set out in the attached “Specification of Demands” entered into by the parties.

(3) Procedures for acceptance

i. The information system will be considered completed upon expiry of trial running period and meeting the design requirements of Party A. Upon completion, Party B shall notify Party A in writing for acceptance of completion. Party A shall, within ninety (90) days upon receipt of the notice for acceptance of completion, determine the specific dates for the parties to carry out acceptance of completion for the system in accordance with the provisions of this contract.

ii. If acceptance of completion is not passed due to Party B’s or developer’s reason, Party A shall have the right to request adjustments to the software system until the acceptance of completion is passed.

iii. If Party A fails to organize acceptance of completion or to provide any opinion on modification within four (4) months from receipt of the notice for acceptance of completion under this Project not due to Party B’s reason, then acceptance of completion is deemed to have passed.

7. Warranty period, product maintenance and upgrade:

The free guarantee and maintenance period is one year, commencing from the date on which the acceptance of completion for the new business is passed. During the warranty period, Party B and the developer shall provide Party A with business function upgrades and business demand upgrades for the software system of the Exchange .

8. Intellectual property rights, use right and confidentiality obligations

(1) Intellectual property rights

i. Party A shall have the right to apply for the patent of the software system under this Project.

ii. For the software developed by Party B as engaged by Party A under this contract, Party B shall provide Party A with the technical files and original source codes for the implementation of business functions of the core application systems. Party A has the intellectual property rights of such software, and Party A has the right to apply for the patents of such software systems.

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(2) Use right

i. The software of which the use right is solely owned by Party A shall only be used in the business of Party A (including headquarters and branches and its designated machine rooms).

ii. Party A may carry out secondary development for the systems according to the business needs.

iii. When using the software of third-party manufacturers provided by the developer (if any), Party A shall use in accordance with the agreement between the developer and the third party on use of such software.

9. Miscellaneous:

(1) This Purchase Order has four copies, each party keeps two copies, which shall have equal effect. This Purchase Order shall be effective from the date on which the authorized representatives of the parties sign on the signing page.

(2) This contract includes the attached “Specification of Demands” as below.

(End of text)

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(This is the signing page)

Name of Party A: Hongkong Takung Assets and Equity of Artworks Exchange Co., Ltd. (chop)

Authorized representative: /s/Di Xiao

Date: August 1, 2015

Name of Party B: Shenzhen Qianrong Culture Investment and Development Co., Ltd.

Authorized representative: (chop of Shenzhen Qianrong Culture Investment and Development Co., Ltd.)

Date:

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